Anavex Appoints Dr. Christopher Shackleton as an Advisor

HOBOKEN, NJ, April 8 /PRNewswire-FirstCall/ - Anavex Life Sciences Corp. ("Anavex") (OTCBB:AVXL.ob - News) today announced the appointment of Dr. Christopher Shackleton as an advisor to the Company.

Dr. Shackleton is a prominent, uniquely qualified physician and surgeon, clinical investigator, information technologist, and corporate finance/healthcare solutions consultant. He holds triple specialist credentials in medical and surgical disciplines, and has a track record of success as a laboratory and clinical researcher/investigator. In addition, Dr. Shackleton has a strong publication record and is a renowned innovator, pioneer and leader in the development and deployment of new clinical techniques and treatment modalities. In addition to obtaining his medical education and training from the University of British Columbia, University of Toronto and Harvard Medical School, Dr. Shackleton studied corporate finance, financial markets and financial derivatives at The London School of Economics and Political Science and rose to the rank of full professor at the University of California at Los Angeles (UCLA) School of Medicine. He is also on the Board of Trustees of the Fraser Institute.

"We are extremely fortunate to have Dr. Shackleton join our team. As a very experienced physician, we believe he will be a strong asset to Anavex. His medical credentials and financial acumen make him well qualified to provide us with strategic advice on numerous important business initiatives," said Dr. Cameron Durrant, Executive Chairman of Anavex.

"I look forward to speaking with various stakeholders about Anavex and ANAVEX 2-73, the company's lead compound for Alzheimer's disease. Preclinical results have been very encouraging and it is exciting to see 2-73 entering clinical trials," said Dr. Christopher Shackleton. "Alzheimer's disease has evolved into one of the most challenging and costly health-care issues we face. Its impact on individuals and their loved ones is devastating while the societal and economic costs are staggering and rapidly increasing. There is a compelling need for interventions that go beyond the limited symptomatic treatment afforded by currently available drugs. The disappointing yield achieved thus far by anti-amyloid targeted strategies has led to renewed interest in molecules with novel mechanisms of action, such as the Anavex platform compounds."

About Alzheimer's Disease

While Alzheimer's disease is most common in people over the age of 65, it can strike adults of any age irrespective of their gender, background or socioeconomic status. According to the Alzheimer's Association, an estimated 5.4 million Americans are currently living with Alzheimer's disease. The number of Americans aged 65 and over with Alzheimer's is estimated to reach 7.7 million in 2030. This represents a 50 percent increase from the 5.2 million Americans aged 65 and older who are currently affected. The Alzheimer's Association further projects that the number of Americans aged 65 and older who are affected by Alzheimer's disease may triple to between 11 and 16 million by 2050 unless there are developments to prevent or more effectively treat the disease.

About ANAVEX 2-73

ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs being studied to potentially treat Alzheimer's disease itself, versus treating its symptoms.

About Anavex Life Sciences Corp.

Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our lead drug candidate has potentially valuable anti-amnesic and neuroprotective properties, and that ANAVEX 2-73 is the first of a new class of oral, disease-modifying drugs which could potentially treat Alzheimer's disease. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Anavex Life Sciences Corp.
Research & Business Development
Email: info@anavex.com

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